Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-231819

All-Electric Mustang Mach-E U.S. Lease Securitization December 2020

Registration Statement No. 333-231819 Ford Credit Auto Lease Two LLC (the “depositor”) Ford Credit Auto Lease Trusts (the “issuer”) This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for any offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and such offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling toll-free 1-800-831-9146. Free Writing Prospectus U.S. Lease Securitization

Ford Credit has been in the business of leasing vehicles since 1975 and securitizing its lease contracts since 1995 Ford Credit’s current lease securitization platform was established in 2006, and more than 35 lease securitization transactions have been completed Ford Credit offers lease asset-backed securities through various channels: Publicly-registered transactions Rule 144A transactions Other private transactions Collateral composition has trended in line with the industry and Ford Credit’s strategy – we securitize what we originate Structural elements, such as priority of payments, have remained consistent over time Overview U.S. Lease Securitization

Number of Leases Originated (000) Manheim Used Vehicle Value Index Avg. # of Leases Outstanding (000) 841 975 1,006 1,018 1,002 1,009 949 Business Update U.S. Lease Securitization Source: Manheim Consulting, September 2020 (June 1999 = 112.6) Ford Credit leasing as a share of retail sales remains below the industry Ford Credit works with Ford and Lincoln to set guidelines around leasing share, term, model mix and other factors to support brand value and sales Auction values are up 2% YOY; we now expect full year 2020 auction values to remain 2% above prior year 414 401 377 394 337 254 202 2015 2016 2017 2018 2019 3Q19 YTD 3Q20 YTD 95 105 115 125 135 145 155 165 Sep-98 Sep-00 Sep-02 Sep-04 Sep-06 Sep-08 Sep-10 Sep-12 Sep-14 Sep-16 Sep-18 Sep-20

Weighted Average FICO® at Origination* Repossessions as a % of the Average Number of Leases Outstanding Net Losses as a % of the Average Portfolio Outstanding Average Net Loss/(Gain) on Charged-Off Leases Ford Credit Portfolio Credit Metrics U.S. Lease Securitization * Based on year of origination $4,308 $5,081 $5,701 $4,769 $4,932 $4,807 $4,340 2015 2016 2017 2018 2019 3Q19 YTD 3Q20 YTD 741 747 753 751 756 755 756 2015 2016 2017 2018 2019 3Q19 YTD 3Q20 YTD 0.63% 0.72% 0.79% 0.69% 0.62% 0.61% 0.50% 2015 2016 2017 2018 2019 3Q19 YTD 3Q20 YTD 0.23% 0.33% 0.38% 0.31% 0.29% 0.29% 0.17% 2015 2016 2017 2018 2019 3Q19 YTD 3Q20 YTD

Weighted Average FICO at Origination Original Term as % of Securitization Value Vehicle Type as % of Securitization Value* Maximum 3-Month Residual Concentration Securitization Pool Metrics U.S. Lease Securitization * For transactions prior to 2017-B, reflects classification of 2011 and newer model year Explorers and 2013 and newer model year Escapes as CUVs rather than SUVs 16% 13% 15% 17% 16% 22% 23% 28% 25% 23% 3% 3% 3% 2% 3% 4% 5% 7% 5% 11% 51% 53% 55% 56% 57% 56% 55% 52% 57% 55% 30% 31% 27% 24% 24% 18% 17% 13% 13% 12% Truck SUV CUV Car 19% 16% 17% 17% 17% 24% 19% 16% 19% 16% 16% 12% 9% 7% 7% 6% 8% 7% 5% 5% 70% 71% 78% 80% 80% 76% 78% 73% 78% 74% 14% 18% 14% 13% 14% 19% 14% 20% 17% 21% 24 36 39 48 741 742 747 751 754 751 754 754 754 755

Model Concentrations Top 1: 20% Top 3: 52% Top 5: 67% Model Concentrations Top 1: 23% Top 3: 55% Top 5: 71% Pool Metrics – Model Diversification U.S. Lease Securitization F - 150 19.9% Explorer 19.5% Escape 12.7% Edge 8.7% Fusion 6.3% Expedition 4.8% Navigator 4.0% Nautilus 4.0% MKC 3.4% EcoSport 3.0% Other 13.9% FCALT 2020 - B F - 150 22.6% Explorer 17.5% Escape 15.1% Edge 9.4% Fusion 6.6% MKC 4.5% Nautilus 3.5% MKZ 3.3% EcoSport 3.2% Expedition 2.7% Other 11.6% FCALT 2020 - A

Cumulative Return Rate Cumulative Residual Loss/(Gain)* 61+ Day Delinquencies* Cumulative Net Credit Losses* * As a percentage of initial base residual value; includes losses/(gains) on retained and returned vehicles * Total credit loss as a percent of initial total securitization value * 61+ day delinquencies as a percent of securitization value Securitization Pool Performance U.S. Lease Securitization 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 1 3 5 7 9 11 13 15 17 19 21 23 25 27 29 31 33 Months Since Settlement 2015-B 2016-A 2017-A 2017-B 2018-A 2018-B 2019-A 2019-B 2020-A 2020-B 0.0% 0.1% 0.2% 0.3% 0.4% 0.5% 0.6% 0 2 4 6 8 10 12 14 16 18 20 22 24 26 28 30 32 Months Since Settlement 2015-B 2016-A 2017-A 2017-B 2018-A 2018-B 2019-A 2019-B 2020-A 2020-B -12.0% -10.0% -8.0% -6.0% -4.0% -2.0% 0.0% 1 3 5 7 9 11 13 15 17 19 21 23 25 27 29 31 Months Since Settlement 2015-B 2016-A 2017-A 2017-B 2018-A 2018-B 2019-A 2019-B 2020-A 2020-B 0.0% 0.1% 0.2% 0.3% 0 2 4 6 8 10 12 14 16 18 20 22 24 26 28 30 Months Since Settlement 2015-B 2016-A 2017-A 2017-B 2018-A 2018-B 2019-A 2019-B 2020-A 2020-B

Structure Overview U.S. Lease Securitization Senior/subordinate, sequential pay structure Credit enhancement in the lease securitization program includes: Subordination of junior notes Overcollateralization Cash reserve Excess spread (used to build target overcollateralization) Target OC is 15.25% of Initial Total Securitization Value Class A notes (“AAA”) 77.80%* Class B notes (“AA”) 5.35%* Class C notes (“A”) 4.10%* Overcollateralization 12.75%* Reserve Account 1.00%* Excess Spread % of Initial Total Securitization Value Total Initial Class A Hard Credit Enhancement 23.20% Initial Class A Hard Credit Enhancement 1.00% 0.25% 0.25% 0.25% 0.25% 0.50% 12.75% 11.20% 11.20% 11.20% 11.20% 11.20% 9.45% 8.70% 8.70% 8.70% 8.70% 8.70% 2020-B 2020-A 2019-B 2019-A 2018-B 2018-A Reserve Initial Overcollateralization Subordination

Residual Maturity Vs. Enhancement Build U.S. Lease Securitization Class A-2 Paid Down Class A-1 Paid Down Hard Credit Enhancement as a % of O/S Securitization Value Class A-4 Paid Down Class A-3 Paid Down Residual Maturity by Vehicle Type Vs. Hard Credit Enhancement for Class A Notes* % of Residuals Maturing Each Period * Hard credit enhancement consists of overcollateralization, subordination and the reserve account; assumes zero loss, zero prepays. FCALT 2020-B is shown here 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% 0% 2% 4% 6% 8% 10% 12% 14% 16% 18% 20% 0 2 4 6 8 10 12 14 16 18 20 22 24 26 28 30 32 34 36 38 40 42 44 46 48 Hard 'AAA' CE Car CUV SUV Truck

Sample Calculation: Lease Balance Securitization Value Payments Remaining 24 24 Base Monthly Payment 200 $ 200 $ Residual Value 16,000 $ 13,000 $ Discount Rate 2% 5% Present Value 20,049 $ 16,275 $ Difference of $3,774 Significance Of Securitization Value U.S. Lease Securitization For securitization transactions, securitization value is calculated for the underlying lease assets Securitization value is calculated using the lower of the contract residual value and the residual value set by Automotive Lease Guide (ALG) Securitization value cash flows are discounted using the higher of the contract lease factor and a minimum discount rate designed to create excess spread $20,049 $16,275 Lease Balance Securitization Value

Break-Even for FCALT 2020-B Compared to Historical Pool Performance Return Rate Cumulative Residual Loss/(Gain) * Assumes cumulative net credit losses stress of 5%; break-evens are specific to FCALT 2020-B A-2 Break-Even = 89.73% A-3 Break-Even = 49.02% A-4 Break-Even = 40.46% Memo: Worst 12-Month Portfolio Experience Since Inception of Lease ABS program = 18.3% (CY 2008) Memo: Worst Recent 12-Month Portfolio Experience = 82% (CY 2008) Break-Even = 100% Return Rate Assumed Months Since Settlement Months Since Settlement Break-Even Analysis* U.S. Lease Securitization B Break-Even = 32.67% C Break-Even = 26.63% 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% 0 2 4 6 8 10 12 14 16 18 20 22 24 26 28 30 32 2015-B 2016-A 2017-A 2017-B 2018-A 2018-B 2019-A 2019-B 2020-A 2020-B -20% 0% 20% 40% 60% 80% 100% 0 2 4 6 8 10 12 14 16 18 20 22 24 26 28 30 32 2015-B 2016-A 2017-A 2017-B 2018-A 2018-B 2019-A 2019-B 2020-A 2020-B

Residual values, for new originations, are set quarterly for each vehicle line at various lease terms and mileage allowances Ford Credit uses proprietary models and leverages its relationship with Ford to establish residual values based on a number of predictive factors including MSRP, wholesale price, planned production volume, incentives, rental and fleet sales, consumer acceptance, life cycle, recent/seasonal auction trends and economic factors Ford Credit works with Ford’s Vehicle Remarketing Department to efficiently dispose of vehicles returned to dealers at lease end to maximize the net sale proceeds and minimize remarketing expenses (e.g. auction, reconditioning and transportation costs) Vehicles returned at lease end are sold through Accelerate, an online upstream remarketing application, and Ford-sponsored physical auctions Prior to transporting a vehicle to physical auction, vehicles are offered for sale to participating dealerships through Accelerate: Ford Credit employs proprietary models to establish a market price for vehicles based on recent auction experience and adjusts for miles, condition, any excess wear and use, and option packages Ford incentivizes U.S. Lincoln dealers to purchase returned lease vehicles through Accelerate, certify those vehicles and sell them to customers under a certified pre-owned program The percentage of eligible vehicles purchased through Accelerate September YTD 2020 is 31% Residual Value Models and Vehicle Remarketing U.S. Lease Securitization

All-Electric Mustang Mach-E U.S. Retail/Lease Origination and Servicing Strategy

Dealers submit credit applications and proposed financing terms electronically to Ford Credit Ford Credit obtains a credit report for the applicant(s) and uses its proprietary origination system to complete compliance and other checks, including fraud alerts and ID variations Credit decisions are made electronically or by an analyst and returned electronically to dealers The origination process is not governed by strict limits and is judgment-based, using well-established purchasing standards and procedures to support consistent credit decisions Purchase quality guidelines set portfolio targets for lower and marginal quality contracts Risk factor guidelines are applicable to specific application attributes including affordability measures such as PTI and DTI ratios, LTV, FICO score and term For less creditworthy applicants or if there is a discrepancy in the information provided by the applicant, the credit analyst may verify the identity, employment, income, residency and other applicant information using Ford Credit’s procedures before making a decision Credit analysts’ decisions are reviewed regularly to ensure they are consistent with origination standards and credit approval authority Risk management portfolio performance is analyzed quarterly Origination Process U.S. Retail/Lease Origination and Servicing Strategy

Ford Credit's origination scoring models were developed internally based on Ford Credit’s portfolio databases of millions of contracts originated over several decades. The model development process identifies key variables used to assign the applicant a proprietary risk score based on the probability of the applicant paying the amounts due under their contract Since October 2018, Ford Credit has gradually expanded the use of new advanced statistical tools in the consumer model redevelopment process. These tools enable improved data interactions, creation of more predictive variables and place relatively less emphasis on variables such as an applicant's FICO® score, which in turn enhance the model’s ability to assess risk and more accurately assign a proprietary risk score Ford Credit regularly reviews its models to confirm the business significance and statistical predictability of the variables Origination scoring model performance review Scorecard Cycle Plan Committee review New origination scoring models are developed on a regular cycle plan Adjustments may be made to improve the performance of the origination scoring models between development cycles to react quickly to portfolio performance shifts and macroeconomic conditions. Adjustments may include: Uniformly changing the overall credit risk scores Modifying the weight of selected variables Completed launch dates for the most recently redeveloped origination scoring models are as follows: Confidential Origination Scoring Models U.S. Retail/Lease Origination and Servicing Strategy U.S. Scoring Models Redeveloped Date Consumer January 2018 Commercial January 2019 Commercial Line of Credit May 2017

Behavioral Scoring Models U.S. Retail/Lease Origination and Servicing Strategy U.S. Scoring Models Redeveloped Date Consumer February 2018 Commercial January 2019 Ford Credit uses proprietary behavioral scoring models to assess the probability of payment default for each receivable on its payment due date These models assess the risk of a customer defaulting using a number of variables, including origination characteristics, customer account history, payment patterns, expected loss or severity and periodically updated credit bureau information Output of the behavioral scoring models is a proprietary score (probability of default) that determines: How soon an obligor will be contacted after a payment becomes delinquent How often the obligor will be contacted during the delinquency How long the account will remain in early stage collections before it is transferred to late stage New behavioral scoring models are developed on a regular cycle plan Ford Credit regularly reviews the behavioral scoring models to confirm the continued statistical predictability of the variables. Adjustments may be made to improve the performance of the behavioral scoring models between development cycles Completed launch dates of the most recently redeveloped behavioral scoring models are as follows:

All-Electric Mustang Mach-E Appendix

* Source: J.D. Power PIN Auction values rebounded strongly in the third quarter, up 7% from second quarter and 5% YoY Lease placement volume and share down YoY Lower lease return volume and return rate reflect auction values FY auction values now forecast to be up about 2% Lease Placement Volume (000) Lease Share of Retail Sales (%) Off-Lease Auction Values (36-month, at Q3 2020 Mix) Lease Return Volume (000) and Return Rates (%) Return Rate (%) 24-Month 36-Month 39-Month / Other Industry* Ford Credit U.S. Lease Metrics Appendix – U.S. Lease 30% 29% 30% 31% 25% 27% 20% 19% 19% 22% 15% 18% Q2 2019 Q3 2019 Q4 2019 Q1 2020 Q2 2020 Q3 2020 16 4 6 21 7 4 56 68 64 38 36 59 9 11 12 11 9 12 81 83 82 70 52 75 Q2 2019 Q3 2019 Q4 2019 Q1 2020 Q2 2020 Q3 2020 $19,960 $20,130 $18,675 $18,995 $19,585 $21,045 Q2 2019 Q3 2019 Q4 2019 Q1 2020 Q2 2020 Q3 2020 75 70 71 67 58 65 78% 76% 77% 76% 76% 63% Q2 2019 Q3 2019 Q4 2019 Q1 2020 Q2 2020 Q3 2020